SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (date of earliest event reported): March 18, 2011

WAUSAU PAPER CORP.
(Exact name of registrant as specified in its charter)

WISCONSIN	0-13923	39-0690900
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

100 PAPER PLACE
MOSINEE, WI 54455-9099
(Address of principal executive offices, including Zip Code)

(715) 693-4470
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers:  Compensatory Arrangements of Certain Officers.

On March 15, 2011, the previously announced promotions of certain officers of Wausau Paper Corp. (the “Company”) took effect.  Patrick J. Medvecz was appointed to the position of Senior Vice President—Operations for the Company, and Michael W. Nelson was appointed to the position of Senior Vice President—Paper for the Company.  Each of these promotions was announced by the Company on March 9, 2011, and the Company filed a Form 8-K at that time.

The compensation for Messrs. Medvecz and Nelson was finalized in connection with the effective date of their promotions.  Mr. Medvecz’ promotion resulted in his annualized salary being increased to $300,000.  He also received grants of an additional 46,094 performance units (in the aggregate), which were made consistent with prior Company grants to executive officers under the Company’s 2011 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan.  Approximately 39% of Mr. Medvecz’ additional grants (18,112 units) were made in accordance with the Company’s 2013 Equity Incentive Plan, for which vesting occurs after a three-year period based on a measurement of the Company’s “total shareholder return.”  The remainder of Mr. Medvecz’ additional grants were made in accordance with the Company’s 2011 Equity Incentive Plan, for which vesting is tied to a measurement of the Company’s return on capital employed.

Mr. Nelson’s promotion resulted in his annualized salary being increased from $236,600 to $325,000.  In connection with his promotion, Mr. Nelson also received grants of an additional 51,693 performance units (in the aggregate), which were made consistent with prior Company grants to executive officers under the Company’s 2011 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan.  Approximately 39% of Mr. Nelson’s additional grants (20,061 units) were made in accordance with the Company’s 2013 Equity Incentive Plan, and the remainder of Mr. Nelson’s additional grants were made in accordance with the Company’s 2011 Equity Incentive Plan.  Mr. Nelson, who was previously the Vice President of Sales & Marketing for the Company’s Paper segment, was not an executive officer prior to his promotion, and accordingly, his participation in these equity incentive plans had originally been established at a lower level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAUSAU PAPER CORP.

Date:  March 18, 2011

By:  SCOTT P. DOESCHER

Scott P. Doescher

Executive Vice President–Finance